Exhibit 5.1

[Letterhead of Brown Rudnick LLP]

January 28, 2013

Hologic, Inc.

35 Crosby Drive

Bedford, Massachusetts 01730

Re: Registration of 6.25% Senior Notes Due 2020 of Hologic, Inc.

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-4 (the “Registration Statement”) of Hologic, Inc., a Delaware corporation (the “Issuer”), in connection with the Issuer’s offer to exchange up to $1,000,000,000 aggregate principal amount of the Issuer’s 6.25% Senior Notes due 2020 (the “New Notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of the Issuer’s outstanding 6.25% Senior Notes due 2020 that were issued on August 1, 2012 (the “Old Notes”), with the New Notes to be guaranteed (the “Guarantees”) by each of the parties listed on Schedule I attached hereto (collectively, the “Guarantors”). The Guarantors listed on Schedule I hereto as being organized in either the State of Delaware or the Commonwealth of Massachusetts are hereinafter referred to as the “Covered Guarantors”.

We have acted as counsel to the Issuer in connection with the above. In our capacity as such counsel, we have examined originals or copies of (i) the Registration Statement, (ii) the Indenture, dated as of August 1, 2012 (the “Indenture”), by and among the Issuer, the other guarantors named therein, and Wells Fargo Bank, National Association, as Trustee, and (iii) such other corporate and other records and documents as we considered necessary or appropriate for the purposes of this opinion.

We have assumed that (i) the documents reviewed and relied upon by us in giving this opinion are true and correct copies of the original documents, and the signatures on such documents are genuine, (ii) the representations of officers and employees of the Issuer and each of the Guarantors, and information obtained by us from public officials are correct as to questions of fact, (iii) the persons identified as officers of the Issuer and each of the Guarantors are actually serving as such and that any instruments or other documents representing the New Notes and the Guarantees will be properly executed by one or more such persons, as applicable, (iv) the persons executing the documents examined by us have the legal capacity to execute such documents, and (v) the Trustee has duly authorized, executed and delivered the Indenture.

We have assumed further that (i) each Guarantor other than the Covered Guarantors is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite power, authority and legal right to execute, deliver and perform its obligations under the Indenture and the respective Guarantees, as applicable, (ii) each Guarantor other than the Covered Guarantors has duly authorized, executed and delivered the Indenture, and (iii) each Guarantor other than the Covered Guarantors has duly authorized the Guarantees. With respect to all matters of Nevada law, we note that you are relying on an opinion of Brownstein Hyatt Farber Schreck, LLP, which opinion is filed as Exhibit 5.2 to the Registration Statement. With respect to all matters of Wisconsin law, we note that you are relying on an opinion of Whyte Hirschboeck Dudek S.C., which opinion is filed as Exhibit 5.3 to the Registration Statement.

Based upon the foregoing, and subject to the qualifications set forth below, we are of the opinion that when (i) the Registration Statement and any required post-effective amendments thereto have all become effective under the Securities Act and all prospectus supplements required by applicable law have been delivered and filed as required by such applicable law, (ii) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, (iii) the New Notes have been duly executed and authenticated in accordance with the

Hologic, Inc.

January 28, 2013

Indenture and (iv) the New Notes have been duly issued and delivered by the Company in exchange for the Old Notes, all in accordance with the exchange offer contemplated by the Registration Statement, the New Notes and the Guarantees will constitute the valid and binding obligations of the Company and the Guarantors, respectively, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, or assignment for the benefit of creditors laws and other laws of general applicability relating to or affecting creditors’ rights, including, without limitation, laws regarding fraudulent transfers, fraudulent conveyances, preferences, avoidance, automatic stay and turn-over, and to general equity principles, including, without limitation, those governing the availability of equitable remedies, affording equitable defenses, requiring good faith, fair dealing and reasonableness in the performance and enforcement of a contract, and affording defenses based upon unconscionability, lack of notice, impracticability or impossibility of performance.

The foregoing opinion is subject to the qualifications that we express no opinion as to (i) waivers of defenses, subrogation and related rights, rights to trial by jury, rights to object to venue, or other rights or benefits bestowed by operation of law, (ii) releases or waivers of unmatured claims or rights or (iii) provisions for liquidated damages and penalties, penalty interest and interest on interest. We further express no opinion as to federal securities laws or state blue sky securities laws.

We are members of the bar of the Commonwealth of Massachusetts and the State of New York. We do not express any opinion herein on any laws other than the laws of the Commonwealth of Massachusetts, the laws of the State of New York, the Delaware General Corporation Law, the Delaware Limited Liability Company Act and applicable Delaware statutory provisions and reported judicial decisions interpreting these laws, and the federal law of the United States of America.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Respectfully submitted,

/s/ Brown Rudnick LLP

SCHEDULE I

GUARANTORS

Name	State of Incorporation / Organization
Cruiser, Inc.	Delaware
Cytyc Corporation	Delaware
Cytyc Interim, Inc.	Delaware
Cytyc International, Inc.	Delaware
Cytyc Prenatal Products Corp.	Delaware
Direct Radiography Corp.	Delaware
Gen-Probe Incorporated	Delaware
Gen-Probe Sales & Service, Inc.	Delaware
Gen-Probe International, Inc.	Delaware
Gen-Probe Holdings, Inc.	Delaware
Gen-Probe Transplant Diagnostics, Inc.	Delaware
Gen-Probe GTI Diagnostics Holding Company	Delaware
Gen-Probe GTI Diagnostics, Inc.	Wisconsin
Gen-Probe Prodesse, Inc.	Wisconsin
Interlace Medical, Inc.	Delaware
Sentinelle Medical USA Inc.	Nevada
SST Merger Corp.	Delaware
Suros Surgical Systems, Inc.	Delaware
Third Wave Agbio, Inc.	Delaware
Third Wave Technologies, Inc.	Delaware
BioLucent, LLC	Delaware
Cytyc Development Company LLC	Delaware
Cytyc Limited Liability Company	Delaware
Cytyc Surgical Products III, LLC	Delaware
Hologic Limited Partnership	Massachusetts
Cytyc Surgical Products, Limited Partnership	Massachusetts
Cytyc Surgical Products II, Limited Partnership	Massachusetts